UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2015

Ventas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10989	61-1055020
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

(877) 483-6827

(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 24, 2015, Ventas, Inc. (the “Company”) appointed Gregory R. Liebbe to serve as Senior Vice President, Chief Accounting Officer and Controller.  Prior to this appointment, Mr. Liebbe was Vice President, Accounting for the Company.  Mr. Liebbe replaces Robert F. Probst, who had served as Chief Accounting Officer on an interim basis since October 27, 2014. Mr. Probst will remain in his role as Executive Vice President and Chief Financial Officer of the Company.

In connection with this appointment, on September 28, 2015, the Company and Mr. Liebbe entered into an Employee Protection and Noncompetition Agreement (the “Agreement”). The Agreement, which is perpetual, provides that if Mr. Liebbe’s employment is terminated by the Company without cause or by him for good reason, he is entitled to a lump sum payment equal to (i) his annual base salary plus a prorated portion of his target annual cash incentive award for the year of termination or (ii) if such termination occurs within one year following a change in control, the sum of his annual base salary plus maximum annual cash incentive award for the year of termination. Upon termination of Mr. Liebbe’s employment without cause or by him for good reason, Mr. Liebbe is also entitled to continuation of benefits (or a benefit stipend) for nine months (or one year if such termination occurs within one year following a change in control). The Agreement subjects Mr. Liebbe to noncompetition, nonsolicitiation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions, upon termination of Mr. Liebbe’s employment for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

Date: September 29, 2015